FHLBank Topeka Announces Exchange of Excess Class B Common Stock for Class A Common Stock

In the spring of 2009, FHLBank Topeka (FHLBank) took steps to address members’ large holdings of excess stock. Those steps included allowing members a one-time opportunity to exchange excess Class A Common Stock for Class B Common Stock and then a repurchase of all outstanding excess Class A Common Stock. Since that time, we have been allowing excess stock to build up in Class B Common Stock by not exchanging excess Class B Common Stock for Class A Common Stock. We are taking steps today to reverse those steps and return to the original intent of FHLBank Topeka’s capital plan.

We are in the process of notifying affected members of our intent to exchange all excess Class B Common Stock for Class A Common Stock. Members not wanting to hold excess Class A Common Stock may submit a request to FHLBank to repurchase some or all of their excess stock.

FHLBank’s capital plan as originally designed rewards users of FHLBank’s services through the ability to hold Class B Common Stock that typically pays a higher dividend than does the Class A Common Stock. When Class B Common Stock is no longer needed to support the member’s activities with FHLBank, we exchange the excess Class B Common Stock for shares of Class A Common Stock. At that point, members choose whether to hold the excess shares of Class A Common Stock or request the repurchase of those shares. Besides providing an incentive for members to do business with FHLBank, it also provides a mechanism to manage the overall amount of excess stock outstanding.

We appreciate your business and support. If you have any questions about this message or the notification about the exchange of excess Class B Common Stock for Class A Common Stock, please contact your account manager or Lending analyst.

Andrew Jetter
President and CEO | FHLBank Topeka